EX 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 12, 2021 relating to the consolidated financial statements of Prosper Marketplace, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and Prosper Funding LLC for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 7, 2021